As filed with the United States Securities and Exchange Commission on June 6, 2017
Registration No. 333-160450

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
____________________

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	13-3728359
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Glenpointe Centre West
500 Frank W. Burr Blvd.
Teaneck, New Jersey 07666
(201) 801-0233
(Address, including zip code, of principal executive offices)
____________________

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION 2017 INCENTIVE AWARD PLAN
(Full title of the plan)
____________________

Matthew W. Friedrich, General Counsel
Karen McLoughlin, Chief Financial Officer
Glenpointe Centre West
500 Frank W. Burr Blvd.
Teaneck, New Jersey 07666
(201) 801-0233
(Name, address and telephone number, including area code, of agent for service)
____________________
Copies to:
Keith Halverstam, Esq.
Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
(212) 906-1200

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended and restated (the “Exchange Act”).

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller
reporting company)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Class A Common Stock, $0.01 par value per share, reserved for issuance pursuant to the Cognizant Technology Solutions 2017 Incentive Award Plan	10,000,000	$67.05	$67,050,000	$77,710.95

(1) Represents the number of shares of Class A Common Stock, par value $0.01 per share (“Common Stock”) of Cognizant Technology Solutions Corporation (the “Registrant”) reserved for issuance under the Cognizant Technology Solutions 2017 Incentive Award Plan (Effective as of June 6, 2017) (the “Plan”), in accordance with the provisions of the Plan.

(2) Pursuant to Rule 416 of the Securities Act of 1933, as amended and restated (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plan by reason of any future stock dividend, stock split, recapitalization or other similar transaction or to cover such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments, effected without the receipt of consideration by the Registrant, which results in an increase in the number of the outstanding shares of Common Stock.

(3) Calculated solely for purposes of computing the registration fee for this offering. Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon the average of the high and low selling prices per share of Common Stock on June 1, 2017, as reported by the NASDAQ Global Select Market.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Exchange Act, are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a) The Registrant’s Annual Report on Form 10–K for the fiscal year ended December 31, 2016, filed with the Commission on March 1, 2017;

(b) The Registrant’s proxy statement on Schedule 14A, filed with the Commission on April 20, 2017;

(c) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the Commission on May 5, 2017;

(d) The Registrant’s Current Reports on Form 8-K, filed with the Commission on February 8, 2017, March 14, 2017 and March 31, 2017;

(e) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the Registrant’s fiscal year ended December 31, 2016; and

(f) The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed under the Exchange Act on June 9, 1998, including any amendment or report filed with the Commission for the purpose of updating such description.

All reports and other documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

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The Registrant’s Amended and Restated By-laws provide that the Registrant shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any director or officer of the Registrant who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Registrant or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided below, the Registrant shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board of Directors. The Registrant shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law, any employee or agent of the Registrant who was or is made or is threatened to be made a party or is  otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Registrant or, while an employee or agent of the Registrant, is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding. The Registrant shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any officer or director, and may pay the expenses incurred by any employee or agent of the Registrant, in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified under the Registrant’s Amended and Restated By-laws or otherwise. The right to advancement of expenses provided in the Registrant’s Amended and Restated Bylaws pertains to expenses incurred in connection with the Proceeding for which indemnification is provided. If a claim for indemnification (following the final disposition of such Proceeding) properly made under the Registrant’s Amended and Restated By-Laws is not paid in full within ninety (90) days after a written claim therefor has been received by the Registrant or if a claim for advancement of expenses under the Registrant’s Amended and Restated By-Laws is not paid in full within thirty (30) days after the Registrant has received a statement or statements requesting such amounts to be advanced, the claimant shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Registrant shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law. Notwithstanding anything in the Amended and Restated By-Laws to the contrary, no determination as to entitlement to indemnification shall be required to be made prior to the final disposition of a Proceeding. The indemnification provided in the Registrant’s Amended and Restated By-laws shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under statute, the Registrant’s certificate of incorporation, agreement, vote of stockholders or disinterested directors. The Registrant’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit or entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit or entity. The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, the Amended and Restated By-Laws shall continue notwithstanding that the person has ceased to be a director or officer of the Registrant and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person. The Amended and Restated Bylaws provide that the indemnification provisions contained therein constitute a contract between the corporation, on the one hand, and each individual who serves or has served as a director or officer of the Registrant, on the other hand. Any repeal or modification of the indemnification provisions of the Amended and Restated Bylaws will not adversely affect any right or protection of any person under the Amended and Restated Bylaws in respect of any act or omission occurring prior to the time of such repeal or modification or under any agreement providing for indemnification or advancement of expenses to an officer or director of the Registrant in effect prior to the time of such repeal or modification.

The Registrant has executed indemnification agreements with certain its executive officers and directors pursuant to which the Registrant has agreed to indemnify such parties to the fullest extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary of the Registrant.

Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director’s fiduciary duty of care. This Section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, or from any transaction in which the director derived an improper personal benefit. This Section also will have no effect on claims arising under the federal securities laws. The Registrant’s Restated Certificate of Incorporation provides that a director shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Registrant and its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit.

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The Registrant has obtained liability insurance for the benefit of its directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of the Registrant (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Index to Exhibits appearing elsewhere herein and is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included on a post-effective amendment by those paragraphs is contained in periodic reports filed by or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Teaneck, New Jersey on the 6th day of June, 2017.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

By:	/s/ Karen McLoughlin
Karen McLoughlin
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Karen McLoughlin and Robert Telesmanic, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Francisco D’Souza	Chief Executive Officer and Director (Principal Executive	June 6, 2017
Francisco D’Souza	Officer)

/s/ Karen McLoughlin	Chief Financial Officer	June 6, 2017
Karen McLoughlin	(Principal Financial Officer)

/s/ Robert Telesmanic	Controller and Chief Accounting Officer	June 6, 2017
Robert Telesmanic	(Principal Accounting Officer)

/s/ John E. Klein		June 6, 2017
John E. Klein	Chairman of the Board and Director

/s/ Zein Abdalla		June 6, 2017
Zein Abdalla	Director

/s/ Betsy S. Atkins		June 6, 2017
Betsy S. Atkins	Director

/s/ Maureen Breakiron-Evans		June 6, 2017
Maureen Breakiron-Evans	Director

/s/ Jonathan Chadwick		June 6, 2017
Jonathan Chadwick	Director

/s/ John M. Dineen		June 6, 2017
John M. Dineen	Director

/s/ John N. Fox, Jr.		June 6, 2017
John N. Fox, Jr.	Director

/s/ Leo S. Mackay, Jr.		June 6, 2017
Leo S. Mackay, Jr.	Director

/s/ Michael Patsalos-Fox		June 6, 2017
Michael Patsalos-Fox	Director

/s/ Robert E. Weissman
Robert E. Weissman	Director	June 6, 2017

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibit
4.1	Form of common stock certificate of Cognizant Technology Solutions Corporation (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Amendment Number 4 to the Registrant’s Form S-4 filed on January 30, 2003)

5.1*	Opinion of Latham & Watkins LLP

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on the signature page of the Registration Statement)

99.1*	Cognizant Technology Solutions Corporation 2017 Incentive Award Plan

* Filed herewith.